JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Notes — Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Nasdaq-100 Index® due January 27, 2028

Fact Sheet dated July 11, 2024 to Preliminary Pricing Supplement dated July 11, 2024

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Index:	Nasdaq-100 Index® (Bloomberg ticker: NDX)
Pricing Date[1]:	July 24, 2024
Issue Date[1]:	July 29, 2024
Calculation Day[1,2]:	January 24, 2028
Stated Maturity Date[1,2]:	January 27, 2028
Principal Amount:	$1,000 per note (100% of par)
Maturity Payment Amount:

•  if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)       $1,000 × index return × upside participation rate; and

(ii)       the maximum return; or

•  if the ending level is less than or equal to the starting level: $1,000

Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	At least 27.55% of the principal amount (at least $275.50 per note) (to be provided in the pricing supplement)
Upside Participation Rate:	100%
Index Return:	(ending level – starting level) / starting level
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48135PGU9
Fees and Commissions:	Up to 3.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.25% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain notes sold in this offering, JPMS may pay a fee of up to 0.35% to selected dealers in consideration for marketing and other services in connection with the distribution of the notes to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

100% of Index Return, subject to the maximum return
27.55%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Index Return at Maturity
Hypothetical Note Return
Hypothetical Index Return

*Assumes a maximum return equal to the lowest maximum return

If the ending level is less than or equal to the starting level, you will not receive any positive return on the notes.

The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

If the notes priced on the date of the accompanying preliminary pricing supplement, the estimated value of the notes would be approximately $957.90 per note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per note. See “The Estimated Value of the Notes” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/1665650/
000121390024060742/ea177298_424b2.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•      You May Not Receive Any Positive Return on the Notes.

•      Your Return Will Be Limited to the Maximum Return and May Be Lower Than the Return on a Direct Investment in the Securities Composing the Index.

•      The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•      No Interest or Dividend Payments or Voting Rights

•      Lack of Liquidity

•      The Final Terms and Estimated Valuation of the Notes Will Be Provided in the Pricing Supplement.

•      You Will Be Required to Recognize Taxable Income on the Notes Prior to Maturity.

•      Potential Conflicts

•      The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes.

•      The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.

•      The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.

•      Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes.

•      Many Economic and Market Factors Will Impact the Value of the Notes.

•      The Notes Are Subject to Non-U.S. Securities Risk.

•      The Maturity Payment Amount Will Depend upon the Performance of the Index and Therefore the Notes Are Subject to the Risks Associated with the Index, as Discussed in the Accompanying Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.